Exhibit 5.1

Goodwin Procter LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, Pennsylvania 19103 goodwinlaw.com +1 (415) 207-7800

June 28, 2023

Baudax Bio, Inc.

490 Lapp Road

Malvern, Pennsylvania 19355

Re: Securities	Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on June 28, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Baudax Bio, Inc., a Pennsylvania corporation (the “Company”), of up to 785,402 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon exercise of certain warrants issued by the Company (the “Warrants”), to be sold by the selling shareholder listed in the Registration Statement under “The Selling Shareholder” (the “Selling Shareholder”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

Based on the foregoing, we are of the opinion that the Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Baudax Bio, Inc.

June 28, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP